                                                               Exhibit 3.1


                            STOCK PURCHASE AGREEMENT

     dated as of May 27, 2003 by and between Visual Frontier, Inc., formerly
             Air Test Technology, Inc., a Delaware corporation (for
           convenience, "Air Test") and Visual Frontier (BVI) Ltd.., a
                 British Virgin Islands corporation ("Visual")

           WHEREAS the respective Boards of Directors of Air Test and Visual have approved and declared advisable this Agreement and the purchase by Air Test of all the issued and outstanding shares of Visual upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the common stock, par value $.0001, of Visual will be purchased for one
(1) share of common stock, par value $.0001, of Air Test and the 4,001,000 shares of common stock of Air Test held by "affiliates" (as that term is defined in Rule 405 of the Securities Act of 1933) of Air Test will be cancelled;

           WHEREAS the respective Boards of Directors of Air Test and Visual have each determined that stock purchase and other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals; and

           WHEREAS Air Test and Visual desire to make certain representations, warranties, covenants and agreements in connection with the purchase and also to prescribe various conditions thereto;

           NOW, THREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                  THE PURCHASE

           Section 1.01. The Purchase. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), after the purchase, Visual shall be a wholly-owned subsidiary of Air Test at the closing. (For convenience of reference, unless the context otherwise requires, the surviving corporation sometimes shall be referred to herein as Air Test, the old name, rather than Visual, the new name.)

           Section 1.02. Closing. The closing will take place at 10 o'clock AM, local time, on May 27, 2003, at the offices of Visual at 7F, No. 50 Min Chiuan Road, Shin-Dien City, Taipei Hsien, Taiwan, R.O.C., or such other date, time and place as the parties in writing may agree.

           Section 1.03. Effective Time. As soon as practicable after closing, an amendment to Air Test's certificate of incorporation shall be made to change the name of the corporation to "Visual Frontier (BVI) Ltd." in accordance with the DGCL and all other filings required under the DGCL or other applicable law shall be made.

           Section 1.04. Directors and Officers. The members of the Board of Directors and the officers of Visual immediately prior to the effective time specified in Section 1.03 shall be the directors and officers of Air Test, until their successors are elected or appointed. At closing, all of the directors and officers of Air Test immediately before the closing shall resign and all of the directors and officers of Visual shall be elected or appointed directors and officers of Air Test at and after the closing.

                                   ARTICLE II

                   EFFECT OF THE PURCHASE ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

           As of the effective time of the purchase specified in Section 1.03, by virtue thereof and without any action on the part of the holder of any shares of common stock of Visual, each issued and outstanding share of Visual common stock immediately before the effective time specified in Section 1.03 shall be converted automatically into one (1) fully paid and nonassessable shares of Air Test common stock; and each of the 4,001,000 issued and outstanding shares of Air Test common stock held by affiliates of Air Test shall be cancelled automatically. As of the effective time, all shares of Visual common stock shall be held by Air Test and Visual shall be a wholly-owned subsidiary of Air Test.

           The certificates of Air Test common stock to be issued pursuant to this Agreement upon conversion of the shares of Visual common stock shall be "restricted securities," as that term is defined in Rule 144 of the Securities Act of 1933, in accordance with Rule 905 of Regulation S of the Securities Act of 1933, and shall bear customary restrictive transfer legends and be subject to stop transfer instructions to the transfer agent to reflect their issuance without registration under the Securities Act of 1933 in reliance upon the exemption(s) from registration afforded by Regulation D and/or Regulation S thereof.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF AIR TEST

           Except as disclosed in reports ("SEC Reports") filed by Air Test with the Securities and Exchange Commission ("SEC") or otherwise disclosed to Visual, Air Test represents and warrants to Visual as follows:

           (a) ORGANIZATION, STANDING AND CORPORATE POWER. Air Test is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Air Test is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have a material adverse effect on Air Test. Air Test has made available to Visual complete and correct copies of its certificate of incorporation and bylaws (or instruments corresponding thereto) as in effect immediately prior to the effective time specified in Section 1.03.

           (b) CAPITAL STRUCTURE. The authorized capital stock of Air Test consists of 50,000,000 shares of common stock and 20,000,000 shares of preferred stock. Immediately prior to the effective time specified in Section 1.03. there were 8,400,000 shares of common stock and zero shares of preferred stock issued and outstanding; any options, warrants or other rights to purchase shares of common or preferred stock were cancelled. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or similar rights. Air Test shall deliver to Visual at closing a complete and accurate shareholders' list, certified as true and correct by the transfer agent for Air Test.

           (c) AUTHORITY; NONCONTRAVENTION. Air Test has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Air Test. This Agreement has been duly executed and delivered by Air Test and, assuming the due execution and delivery by Visual, constitutes a valid and binding obligation of Air Test as to Air Test's obligations therein, enforceable against Air Test in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement, and the compliance with the provisions of this Agreement by Air Test will not, conflict with or result in any violation of or default (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties of Air Test under (1) the certificate of incorporation of Air Test, (2) any loan, credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to Air Test or its properties or assets, or (3) except for any required filings with Delaware or the British Virgin Islands, any judgment, order, decree, stature, law, ordinance, rule or regulation applicable to Air Test or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, authority or agency is required by Air Test in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement, except for any required filings with the SEC, Delaware or the British Virgin Islands.

           (d) SEC FILINGS; UNDISCLOSED LIABILITIES. (1) Air Test has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2001, except for the Form 10-QSB for the quarterly period ended March 31, 2003. As of their respective dates, all such SEC filings complied in all material respects with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, as the case may be, and the forms, rules and regulations of the SEC promulgated thereunder applicable to such SEC filings. None of such SEC filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial information of Air Test included in such SEC filings complies as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except as permitted by the SEC) applied on a consistent basis during the periods involved and fairly present the financial position of Air Test and the results of its operations for the periods involved. Except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, since the later of January 1, 2001 or the date of the last audited financial information in an SEC filing, Air Test has incurred no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by United States generally accepted accounting principles to be recognized or disclosed on Air Test's balance sheet or in the notes thereto. As of the effective time, Air Test's liabilities shall be zero (-0-).

           (e) INFORMATION SUPPLIED. No statement, certificate, instrument, document or other writing furnished or to be furnished by Air Test to Visual pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Air Test for inclusion in any filing to be made with the SEC or Delaware will not contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

           (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in writing to Visual before the closing or the effective date, as the case may be, since the date of the most recent audited financial information included in an SEC filing of Air Test, Air Test has conducted its business only in the ordinary course and there has not been since that date any material adverse change in the business or financial position or condition of Air Test.

           (g) LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of Air Test, threatened against or affecting Air Test that is reasonably likely to have a material adverse affect on Air Test, nor is there any judgment, decree, injunction, rule or order of any governmental entity outstanding against Air Test that is reasonably likely to have a material adverse effect.

           (h) COMPLIANCE WITH APPLICABLE LAW. Air Test has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights necessary for it to own, lease or operate its assets and to carry on it business as now conducted. To the knowledge of Air Test, Air Test is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulation of any governmental entity. No investigation, examination or review by any governmental entity is pending or, to the knowledge of Air Test, threatened.

           (i) HAZARDOUS MATERIAL. During the period of ownership or operation by Air Test of any of its current properties, there has been no release of hazardous material in, on or under or affecting such properties. Prior to the period of ownership or operation by Air Test of any of its current properties, to the knowledge of Air Test, there were no such releases of hazardous material. The term "hazardous material" shall mean any waste or substance regulated under any environmental law and any hazardous substances within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act or any similar federal, state or local law.

           (j) STATE TAKEOVER AND CONTROL SHAREHOLDER STATUTES. To the knowledge of Air Test, no state takeover stature, including Section 203 of the DGCL, and no anti-takeover provision of the governing instruments of Air Test, is applicable to this Agreement and the other transactions contemplated by this Agreement.

           (k) BROKERS. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission payable by Visual in connection with Air Test's execution and delivery of this Agreement or consummation of the transactions contemplated thereby.

           (l) INTELLECTUAL PROPERTY. Except as is not reasonably likely to have a material adverse effect on Air Test, Air Test does not have knowledge of any valid grounds for any bona fide claims (1) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or license or proposed for use, sale or license by Air Test infringes on any copyright, patent, trademark, trade secret or service mark, (2) against the use by Air Test of any copyright, patent, trademark, trade name, trade secret, service mark, technology, know-how or computer software program and application used in the business of Air Test as currently conducted or proposed to be conducted, (3) challenging the ownership, validity or effectiveness of any of the Air Test intellectual property rights or other Air Test trade secret material, or (4) challenging the license or legally enforceable right to use of third-party intellectual property rights by Air Test.

           As used herein, the term (x) "Intellectual Property" means all patents, trademarks, trade names, service marks copyrights and any applications therefore, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials, trademarks, trade names, service marks and copyrights, (y) "Third-Party Intellectual Property Rights" means Intellectual Property owned by any third party, and (z) "Air Test Intellectual Property Rights" means the Intellectual Property owned by Air Test.

           (m) Air Test has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or report have been timely filed, granted and have not expired. All tax returns and reports filed by Air Test are complete and accurate in all material respects, to the knowledge of Air Test. Air Test has paid all taxes shown as due on such returns and Air Test has made adequate reserve for all taxes payable by Air Test for all taxable periods through the current date. No deficiencies for any taxes have been proposed, asserted or assessed against Air Test and no requests for waivers of the time to assess any such taxes have been granted or are pending.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF VISUAL

           Except as disclosed in writing to Air Test, Visual represents and warrants to Air Test as follows:

           (a) ORGANIZATION, STANDING AND CORPORATE POWER. Visual is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to carry on its business as now being conducted. Visual is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have a material adverse effect on Visual. Visual has made available to Air Test complete and correct copies of its certificate of incorporation and bylaws (or instruments corresponding thereto) as in effect immediately prior to the effective time specified in Section 1.03.

           (b) CAPITAL STRUCTURE. The authorized capital stock of Visual consists of 50,000,000 shares of common stock and 20,000,000 shares of preferred stock. Immediately prior to the effective time specified in Section 1.03. there were 36,000,000 shares of common stock and zero shares of preferred stock issued and outstanding; no options, warrants or other rights to purchase shares of common or preferred stock were outstanding. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or similar rights.

           (c) AUTHORITY; NONCONTRAVENTION. Visual has all requisite corporate power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Visual. This Agreement has been duly executed and delivered by Visual and, assuming the due execution and delivery by Air Test, constitutes a valid and binding obligation of Visual as to Visual's obligations therein, enforceable against Visual in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement, and the compliance with the provisions of this Agreement by Visual will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties of Visual under (1) the certificate of incorporation of Visual, (2) any loan, credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to Visual or its properties or assets, or (3) except for filings with Delaware or the British Virgin Islands, any judgment, order, decree, stature, law, ordinance, rule or regulation applicable to Visual or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, authority or agency is required by Visual in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement, except for any required filings with the SEC, Delaware or the British Virgin Islands.

           (d) UNDISCLOSED LIABILITIES. (1) None of financial information furnished to Air Test by Visual contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Such financial information has been prepared in accordance with United States generally accepted accounting principles or, as permitted by the SEC. reconciled thereto, applied on a consistent basis during the periods involved and fairly present the financial position of Visual and the results of its operations for the periods involved.

           (e) INFORMATION SUPPLIED. No statement, certificate, instrument, document or other writing furnished or to be furnished by Visual to Air Test pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Visual for inclusion in any required filing to be made with the SEC, Delaware or the British Virgin Islands will not contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

           (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as to disclosed in writing to Air Test before the closing or the effective date, as the case may be, since the date of the most recent audited financial information furnished to Air Test, Visual has conducted its business only in the ordinary course and there has not been since that date any material adverse change in the business or financial position or condition of Visual.

           (g) LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of Visual, threatened against or affecting Visual that is reasonably likely to have a material adverse affect on Visual, nor is there any judgment, decree, injunction, rule or order of any governmental entity outstanding against Visual that is reasonably likely to have a material adverse effect.

           (h) COMPLIANCE WITH APPLICABLE LAW. Visual has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights necessary for it to own, lease or operate its assets and to carry on it business as now conducted. To the knowledge of Visual, Visual is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulation of any governmental entity. No investigation, examination or review by any governmental entity is pending or, to the knowledge of Visual, threatened.

           (j) STATE TAKEOVER AND CONTROL SHAREHOLDER STATUTES. To the knowledge of Visual, no state takeover stature and no anti-takeover provision of the governing instruments of Visual, is applicable to this Agreement and the other transactions contemplated by this Agreement.

           (k) BROKERS. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission payable by Air Test in connection with Visual's execution and delivery of this Agreement or consummation of the transactions contemplated thereby.

           (l) INTELLECTUAL PROPERTY. Except as is not reasonably likely to have a material adverse effect on Visual, Visual does not have knowledge of any valid grounds for any bona fide claims (1) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or license or proposed for use, sale or license by Visual infringes on any copyright, patent, trademark, trade secret or service mark, (2) against the use by Visual of any copyright, patent, trademark, trade name, trade secret, service mark, technology, know-how or computer software program and application used in the business of Air Test as currently conducted or proposed to be conducted, (3) challenging the ownership, validity or effectiveness of any of the Visual intellectual property rights or other Visual trade secret material, or (4) challenging the license or legally enforceable right to use of third-party intellectual property rights by Visual.

           As used herein, the term (x) "Intellectual Property" means all patents, trademarks, trade names, service marks copyrights and any applications therefore, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials, trademarks, trade names, service marks and copyrights, (y) "Third-Party Intellectual Property Rights" means Intellectual Property owned by any third party, and (z) "Visual Intellectual Property Rights" means the Intellectual Property owned by Visual.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

           CONDUCT OF BUSINESS. During the period from the date of this Agreement and the effective time specified in Section 1.03, each of Air Test and Visual shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the effective time, neither Air Test nor Visual shall:

     (a) declare, set aside or pay any dividends payable in cash, stock or property on, or make any other distributions in respect of, any of its capital stock;

     (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, or issue any shares of common stock upon exercise of any options, warrants or other convertible securities;

     (c) amend its certificate of incorporation or bylaws;

     (d) acquire by merger, consolidation or purchase any assets or business of another entity;

     (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

     (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or guarantee any debt securities of another person, except in the ordinary course of business consistent with past practice'

     (g) make or agree to make any new capital expenditure or enter into any agreement providing for payments in excess of $5,000;

           (h) make any tax election that is reasonably likely to have material adverse effect on Visual as the surviving corporation, or settle or compromise any material income tax liability;

     (i) pay, discharge, settle or satisfy any claims, obligations or litigation other than the payment, discharge, settlement or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities previously disclosed to the other party;

     (k) authorize, adopt or approve of any employee benefit plan or any executive compensation plan; or

     (l) authorize or permit any director, officer, employee or agent to solicit, initiate or encourage or take any other action designed to facilitate any inquiries or the making of any proposal that would interfere with the closing of this Agreement or the consummation of any of the transactions contemplated thereby.

           Nothing contained in this Article V shall prohibit Air Test from taking and disclosing to its shareholders the terms and conditions of this Agreement, by press release or other public announcement, by SEC filing or by notice pursuant to Rule 14f-1 of the Securities Exchange Act of 1934 (with information furnished by Visual with respect to the new directors), if, in the good faith judgment of the Board of Directors of Air Test and in the opinion of its outside counsel, failure so make such disclosure would be inconsistent with its obligations under applicable law.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

           Section 6.01. SEC AND OTHER FILINGS. As soon as practicable following the date of this Agreement and no later than the time periods specified in the applicable SEC forms, Air Test and Visual shall prepare or cause to be prepared
(1) a current report on Form 8-K to disclose the terms and conditions of this Agreement and the transactions contemplated thereby, including the financial information called for; and (2) a notice to Air Test shareholders pursuant to Rule 14f-1 of the change in the board of directors by virtue of the Agreement.

           Section 6.02. FEES AND EXPENSES. Unless otherwise agreed by the parties, all fees and expenses incurred in connection with this Agreement, the merger and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses. except Air Test shall pay any accrued and unpaid liabilities of Air Test existing at the time of closing, including any accrued and unpaid tax liabilities.

           Section 6.03. PUBLIC ANNOUNCEMENTS. Air Test and Visual shall consult with each other before issuing any press release or other public announcement with respect to this Agreement, the merger and the transactions contemplated by this Agreement. Such consultation shall consist of providing the other party the opportunity to review, comment and concur with the press release or other public announcement. Neither party shall issue any press release or make any public announcement prior to such consultation, except as either party may reasonably determine is required by applicable law. The parties agree that the initial press release or other public announcement shall be in form and substance as both of them agree.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

           The respective obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to closing of the following conditions:

           Section 7.01. NO INJUNCTION OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (a) preventing the consummation of this Agreement or the transactions contemplated by this Agreement, or (b) which otherwise is reasonably likely to have a material adverse effect on the combined businesses (assuming the merger is closed an consummated as contemplated).

           Section 7.02. REPRESENTATIONS AND WARRANTIES. The representations of Air Test set forth in Article III, the representations of Visual set forth in
Article IV, the covenants set forth in Article V and the additional agreements set forth in article VI are true, correct and valid when made and at and as of the closing.

           Section 7.03. PERFORMANCE OF OBLIGATIONS. The parties have performed in all material respects all of the obligations required to be performed by it under this Agreement at or prior to the closing.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

           Section 8.01. TERMINATION. This Agreement may be terminated at any time prior to the effective time:

     (a)  by mutual written consent of the parties; or

     (b) by either party if the Agreement shall not have been consummated by June 1, 2003, provided that the right to terminate shall not be available to any party whose failure to perform any of its obligation under this Agreement results in the failure of the Agreement to be consummated by such date.

           Section 8.02. Effect of Termination. In the event of termination as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of either party, except that termination of this Agreement will not relieve a breaching party from liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreement set forth herein giving rise to such termination.

                                   ARTICLE IX

                               GENERAL PROVISIONS

           Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties set forth in this Agreement shall survive the effective time, except that this Section 9.01 shall not limit any covenant or agreement which by its terms contemplates performance after the effective time.

           Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses, or at such other address for a party as shall be specified by like notice:

(a) if to Air Test, to

     Air Test Technology, Inc.
     4190 Bonita Road, Unit 105
     San Diego, CA 91902

      Telecopier No.:
                     -----------------

     With a copy (that shall not constitute notice) to:

     --------------------------------------------------

     --------------------------------------------------

     --------------------------------------------------

     TelecOPIER NO.:
                    -----------------------------------

(b) if to Visual, to

     Visual Frontier (BVI) Ltd.
     7F, 50 Min Chiun Road
     Shin-Dien City
     Taipei Hsien
     Taiwan

     Telecopier No.: 886-2-82282975

           Section 9.03. Interpretation. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The singular and plural forms of terms in this Agreement and the masculine, feminine and neuter gender forms of terms include the other forms of terms.

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           Section 9.04. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

           Section 9.05 ENTIRE AGREEMENT; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and cannot be changed or amended except in writing signed by both parties. This Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto.

           Section 9.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to the laws that might otherwise govern under applicable principles of conflicts of law thereof.

           Section 9.07. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

           Section 9.08. SEVERABILITY. If any term or other provision of this Agreement is determined invalid, illegal or incapable of being enforced by any rule of law of public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Agreement, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Moreover, upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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           IN WITNESS WHEREOF, Air Test and Visual have caused this Agreement to be signed by their respective officer thereunto duly authorized, all as of the date first written above.

                             AIR TEST TECHNOLGY INC.


                          By
                            ---------------------------
                            Name:
                            Title:


                           VISUAL FRONTIER (BVI) LTD.


                          By
                            ---------------------------
                            Name:
                            Title:

                                       13

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